********************************************************
December 26, 1995
Dallas, Texas

                          PRESS RELEASE

FOR IMMEDIATE RELEASE

             HUDSON'S GRILL PLANS 24 NEW RESTAURANTS
           UNDER FRANCHISE AGREEMENT WITH JOTAR, INC.

     Major expansion plans were announced today by the Hudson's Grill od America restaurant chain.

     David L. Osborn, president of the Dallas-based organization, said the company plans to develop 24 of its '50's-themed restaurants through a franchise agreement signed with Gregory Georgas, president of Jotar, Inc., of New Jersey. Affiliates of Jotar currently franchise 4 of 16 Hudson's Grill restaurants in southern California. Plans call for the first unit to open in February, in northern New Jersey, where Jotar currently operates Wendy's restaurants.

     The new unit in the Garden State Plaza, in Paramus, New Jersey, will be the first Hudson's Grill to open in the highly competitive northeast region. Several additional units are planned for this area in the coming months. A second Jotar franchise agreement includes the expansion of Hudson's Grills in California.

     Osborn said the company will accelerate other expansion plans through franchise agreements with regional operators, or with single-unit operators who demonstrate a strong, local presence and proven expertise in food service.

     Also, on December 15, 1995, Hudson's amended its franchise agreements with Georgas' four current California franchises. The agreement permits the franchisees to prepay certain fees, and in addition, extends the current franchise agreements to October 21, 2015.

     Hudson's Grills are casual style, full service restaurants, featuring a "Flirt with the 50's" theme. Now in its 10th year of involvement with Hudson's Grills, Hudson's
Grill of America, Inc., is traded on the NASDAQ using the symbol HDSG.



                              # # #